UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                              PLAINS RESOURCES INC.
                                (Name of Issuer)

                     Common Stock, $.10 par value per share
                         (Title of Class of Securities)

                                   726540 50 3
                                 (CUSIP Number)

                                December 31, 1998
             (Date of Event Which Requires filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / x /    Rule 13d-1(b)
         /   /    Rule 13d-1(c)
         /   /    Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 9 Pages

CUSIP No. 726540 50 3                 13G                   Page 2    of 9 Pages




    1       NAME OF REPORTING PERSON:  Advisory Research, Inc.

            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:   # 36-2831881
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                (a)                                        /  /

                                (b)                                        / X/
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
              NUMBER OF                   5     SOLE VOTING POWER

               SHARES                           None
                                          --------------------------------------
            BENEFICIALLY                  6     SHARED VOTING POWER

              OWNED BY                          1,202,189.96 (see footnote under
                                                Item 4 Ownership)
                                          --------------------------------------
                EACH                      7     SOLE DISPOSITIVE POWER

              REPORTING                         None
                                           -------------------------------------
              PERSON                     8     SHARED DISPOSITIVE POWER

                WITH                            1,202,189.96 (see footnote under
                                                Item 4 Ownership)
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,202,189.96 (see footnote under Item 4 Ownership)
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           /  /
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            5.54%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

            IA
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 726540 50 3                 13G                   Page 3    of 9 Pages


    1       NAME OF REPORTING PERSON:  David B. Heller

            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                (a)                                        /  /

                                (b)                                        / X/
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States citizen
--------------------------------------------------------------------------------
              NUMBER OF                   5     SOLE VOTING POWER

               SHARES                           None
                                          --------------------------------------
            BENEFICIALLY                  6     SHARED VOTING POWER

              OWNED BY                          1,202,189.96 (see footnote under
                                                Item 4 Ownership)
                                          --------------------------------------
                EACH                      7     SOLE DISPOSITIVE POWER

              REPORTING                          None
                                          --------------------------------------
               PERSON                     8     SHARED DISPOSITIVE POWER

                WITH                            1,202,189.96 (see footnote under
                                                Item 4 Ownership)
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,202,189.96 (see footnote under Item 4 Ownership)
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           /  /
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            5.54%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a)         NAME OF ISSUER:

                  Plains Resources Inc.

ITEM 1(b)         NAME OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  500 Dallas Street
                  Houston, Texas  77002

ITEM 2(a)         NAME OF PERSON FILING:

                  Advisory Research, Inc.
                  David B. Heller

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  Two Prudential Plaza
                  180 N. Stetson, Suite 5780
                  Chicago, Illinois  60601
ITEM 2(c)         CITIZENSHIP:

                  Advisory Research, Inc. is a Delaware corporation. David B. Heller is a United States citizen.

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                  Common Stock, $.10 par value per share.

ITEM 2(e)         CUSIP NO.:

                  726540 50 3

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                  (a) / / Broker or Dealer registered under Section 15 of the Act

                  (b) / /  Bank as defined in Section 3(a)(6) of the Act

                  (c) / / Insurance Company as defined in Section 3(a)(19) of the Act


                               Page 4 of 9 Pages

                  (d) / / Investment Company registered under Section 8 of the Investment Company Act.

                  (e) /x/ Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

                  (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund

                  (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(1)(ii)(G)

                  (h) / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

ITEM 4            OWNERSHIP:

                  (a)      Amount Beneficially Owned:

                           Advisory Research, Inc.            1,202,189.96(1)
                           David B. Heller                    1,202,189.96(1)

                  (b)      Percent of Class:

                           Advisory Research, Inc.            5.54%
                           David B. Heller                    5.54%

                  (c) Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the vote:

                                    None

                      (ii) Shared power to vote or to direct the vote:

                                    Advisory Research, Inc.   1,202,189.96(1)
                                    David B. Heller           1,202,189.96(1)

                     (iii) Sole  power to  dispose or to direct the  disposition of:

                                    None

                               Page 5 of 9 Pages

                      (iv) Shared power to dispose or to direct the  disposition of:

                                    Advisory Research, Inc.   1,202,189.96(1)
                                    David B. Heller           1,202,189.96(1)

                  As of December 31, 1998, Advisory Research, Inc. was the direct beneficial owner of 1,202,189.96(1) shares of Plains Resources Inc. Common Stock, $.10 par value per share. David
                  B. Heller is President and the controlling shareholder of Advisory Research, Inc.

--------------
(1) Includes 564,822.96 shares of Common Stock issuable upon conversion of 20,332 shares of Series E Cumulative Convertible Preferred Stock held by the Reporting Person.

ITEM 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares reported hereunder.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                  Not applicable.

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable.

ITEM 9            NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable.


                               Page 6 of 9 Pages

ITEM 10           CERTIFICATION:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purposes or effect.

                               Page 7 of 9 Pages

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February  8, 1999

                                               ADVISORY RESEARCH, INC.


                                               By: /a/ David B. Heller
                                                   -----------------------------
                                                   Name: David B. Heller
                                                   Its:   President



                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February  8, 1999



                                                     By: /s/ David B. Heller
                                                        ------------------------
                                                        David B. Heller


                               Page 8 of 9 Pages